  Exhibit 99.1

Zoom Telephonics Reports Sales of $8.0 Million for Q1 2019

Company to Host Conference Call Thursday, May 9, 2019 at 9:00 a.m. Eastern Time

Boston, MA, May 8, 2019 – Zoom Telephonics, Inc. (“Zoom” or “the Company”) (OTCQB: ZMTP), a leading producer of cable modems and other communication products, today reported financial results for its quarter ended March 31, 2019 (“Q1 2019”).

2019 First Quarter Financial Summary with Comparison To Q1 2018

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Net sales decreased 3.9% to $8.0 million due to lower sales through some brick-and-mortar retailers, offset by higher online sales during the period.
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Gross profit declined $863 thousand due primarily to tariffs, and gross margin decreased from 39.4% to 30.2%.
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Operating expenses increased $585 thousand due primarily to increased expenses for trademark licensing, advertising, and personnel.
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Net loss was $1.1 million or $0.07 per share, compared to a net profit of $359 thousand or $0.02 per share.

2019 First Quarter Financial Review
Net sales for Q1 2019 decreased to $8.0 million from $8.3 million for Q1 2018. This 3.9% decrease was due to lower sales through some brick-and-mortar retailers, as shelf space temporarily declined at one major retailer and price competition increased due partly to 10% China-related tariffs which began on September 24, 2018. Cable modem sales declined, but the Company did experience increased sales of local area network and DSL products. The Company expects a significant improvement in cable modem shelf space and placement in Q2 2019 as a result of certain commitments at a major retail chain.

Gross profit for Q1 2019 was $2.4 million, or 30.2% of net sales, compared to $3.3 million, or 39.4% of net sales for the first quarter of 2018.  The decrease in gross profit and gross margin was primarily due to the continued existence of a China-related 10% tariff on the cost of goods for almost all of Zoom’s products. The Company continues to work on ways to reduce tariff costs.

Operating expenses for Q1 2019 were $3.5 million, or 43.7% of net sales, versus $2.9 million or 34.9% of net sales for Q1 2018. Selling expenses increased $393 thousand to $2.45 million for the first quarter of 2019, primarily due to increases in Motorola trademark royalty costs and online advertising expenses. General and administrative expenses increased $120 thousand to $568 thousand for the first quarter of 2019, as increased salary and stock option costs were partially offset by a sales tax expense decrease of $79 thousand. Research and development expenses increased $72 thousand to $482 thousand, as increased salary and related costs were offset by reductions in certification expenses.

Zoom reported a net loss of $1.1 million or $0.07 per share for the first quarter of 2019, compared to net profit of $359 thousand or $0.02 per share for the first quarter of 2018.

Balance Sheet Summary
At March 31, 2019, Zoom had $116,000 in cash, $2.1 million drawn on a $3.0 million line of credit, working capital of $2.2 million, a current ratio of 1.3, and no long-term debt.

On May 3, 2019 Zoom closed a $5 million private placement, with $4.1 million of the investment coming from the family fund of technology leader Jeremy Hitchcock. The Company intends to use the proceeds from the offering to accelerate the roll-out of new products, for working capital, and for other corporate purposes. Coincident with the offering, Jeremy Hitchcock and Jonathan Seelig joined Zoom’s Board. Mr. Hitchcock is a co-founder of Dyn, which was sold to Oracle, and he is currently CEO and founder of Minim, a company noted for its expertise in network management and IoT security. Mr. Seelig is a co-founder of Akamai and is currently CEO of Tectonic, a distributed infrastructure company he co-founded.

Management Commentary
Frank Manning, Zoom’s CEO and Chairman, commented on the quarter, “This was a difficult quarter due primarily to tariffs and to reduced shelf space at one retail chain. We continue to work on several possible ways to reduce our tariffs. We expect a significant increase in shelf space and shelf positioning that will positively impact sales in the second quarter of 2019.”

Mr. Manning continued, “We are very pleased with our recent $5 million financing, our two new Board members, and the exciting prospects of working with them and Minim to improve our products and increase our sales and recurring revenues. We shipped our Motorola Cellular MultiSensor at the end of March, and we have begun to sell and market this innovative product. We are making good progress with development of some important Internet access and mesh router products, and the recent financing will help us to accelerate product development.”

Joe Wytanis, Zoom’s President and COO, commented on the quarter, “The quarter’s performance was not a surprise as we’ve been navigating tariff headwinds. We’re taking action to try to reduce tariff impact, increase our retailer-focused core business, and expand our business in the service provider channel. I’m excited about what the future holds for Zoom.”

Conference Call Details
Date/Time:                           Thursday, May 9, 2019 – 9:00 a.m. ET

Participant Dial-In Numbers:
(United States):                   866-393-7958
(International):                    706-643-5255

Conference ID                     2499683

To access the call, please dial-in approximately five minutes before the start time and, when asked, provide the operator with the conference ID 2499683. An accompanying slide presentation will be available in PDF format via the Investor Relations section of Zoom Telephonics’ website at www.zoomtel.com/SQ119 shortly before the call.

About Zoom Telephonics
Zoom Telephonics, Inc. designs, produces, markets, and supports cable modems and other communication products. The Company’s worldwide Motorola exclusive license agreement includes cable modems and gateways, DSL modems and gateways, cellular modems and routers, and other Internet and network products. For more information about Zoom and its products, please visit www.zoomtel.com/investor and www.motorolanetwork.com.

MOTOROLA and the Stylized M Logo are trademarks or registered trademarks of Motorola Trademark Holdings, LLC and are used under license.

Forward Looking Statements
This release contains forward-looking information relating to Zoom’s plans, expectations, and intentions. Actual results may be materially different from expectations as a result of known and unknown risks, including: the status of tariffs on the Company's imports from China; potential changes in NAFTA; the potential need for additional funding which Zoom may be unable to obtain; declining demand for certain of Zoom’s products; delays, unanticipated costs, interruptions or other uncertainties associated with Zoom’s production and shipping; Zoom’s reliance on several key outsourcing partners; uncertainty of key customers’ plans and orders; risks relating to product certifications; Zoom’s dependence on key employees; uncertainty of new product development, including certification and overall project delays, budget overruns, and the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; costs and senior management distractions due to patent-related matters; and other risks set forth in Zoom’s filings with the Securities and Exchange Commission. Zoom cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Zoom expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Zoom’s expectations or any change in events, conditions or circumstance on which any such statement is based.

Investor Relations Contact:
Adam Prior, Senior Vice-President
The Equity Group Inc.
Phone: 212-836-9606
Email: aprior@equityny.com

ZOOM TELEPHONICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
For the Three Months Ended March 31, 2019 and 2018
     (in thousands, except per share data)

	Three Months Ended
	3/31/19	3/31/18

Net sales	$8,010	$8,337
Cost of goods sold	5,591	5,056

Gross profit	2,419	3,281

Operating expenses:
Selling	2,448	2,055
General and administrative	568	448
Research and development	482	410
Total operating expenses	3,498	2,913

Operating profit (loss)	(1,079)	368

Other income (expense), net	(34)	(6)

Income (loss) before income taxes	(1,113)	362

Income tax expense (benefit)	8	3

Net income (loss)	$(1,121)	$359

Earnings (loss) per share:
Basic Earnings (loss) per share	$(0.07)	$0.02
Diluted Earnings (loss) per share	$(0.07)	$0.02

Weighted average number of shares outstanding:
Basic	16,138	15,727
Diluted	16,138	16,511

ZOOM TELEPHONICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in thousands, except share data)

	03/31/19	12/31/18

ASSETS

Current assets:

Cash	$116	$126
Accounts receivable, net	3,189	2,761
Inventories, net	6,483	7,928
Prepaid expenses and other	605	918

Total current assets	10,393	11,733

Property and equipment, net	229	261
Operating lease right-of-use assets	275	––
Other assets	311	222

Total assets	$11,208	$12,216

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Bank debt	$2,121	$1,741
Accounts payable	3,487	4,369
Operating lease liabilities	206	––
Accrued other expenses	2,373	2,011

Total current liabilities	8,187	8,340

Long-term operating leases	86	––

Total liabilities	8,273	8,340

Stockholders’ equity:

Common stock and additional paid-in capital	41,377	41,197
Retained earnings (accumulated deficit)	(38,442)	(37,321)

Total stockholders’ equity	2,935	3,876

Total liabilities and stockholders’ equity	$11,208	$12,216